                                                                     EXHIBIT 2.6

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                      ADVANCED PLANT PHARMACEUTICALS, INC.



         ADVANCED PLANT PHARMACEUTICALS, INC., a corporation organized and existing under by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST: That the board of directors of the Corporation, by resolutions duly adopted, declared it to be advisable that the Certificate of Incorporation of the Corporation be amended in order to reflect a reverse stock split of the Corporation's outstanding common stock, par value $.0001 per share (the "Common Stock") on a one-for-seven basis and that, in connection therewith, the par value per share of the Common Stock be increased to $.0007 per share and the number of authorized shares of Common Stock be reduced to fourteen million two hundred eighty-five thousand seven hundred fourteen (14,285,714) shares, and that Article Fourth of the Certificate of Incorporation be deleted and the following substituted in lieu thereof:

                  "Fourth: The total number of shares which the Corporation is authorized to issue is fourteen million two hundred eighty-five thousand seven hundred fourteen (14,285,714) shares, with a par value of seven hundredths of one cent ($.0007), all of which are of the same class and all of which are designated as common shares. The Common Stock of the Corporation will be reverse split on a one-for-seven basis so that each share of Common Stock issued and outstanding as of November 15, 1994 (the "Declaration Date") shall automatically be converted into and reconstituted as one-seventh of a share of Common Stock (the "Reverse Split.") No fractional shares will be issued by the Corporation as a result of the Reverse Split. In lieu thereof each Stockholder whose shares of common Stock are not evenly divisible by seven will receive one additional share of Common Stock for the fractional share that such Stockholder would otherwise be entitled to as a result of the Reverse Split."

                  SECOND: That such amendment has been duly adopted by the stockholders of the Corporation in accordance with the provisions of
         Section 242 of the General Corporation Law of the State of Delaware by the written consent of a majority of stockholders in accordance with
         Section 228 of the General Corporation Law of the State of Delaware. Written notice to the remaining stockholders is being provided in accordance with Section 228.

                  IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by C.J. Lieberman, its President, and attested by Robert Silverman, its Secretary, this 15th day of November, 1999.



                                 ADVANCED PLANT PHARMACEUTICALS, INC.



                                         By:   /s/ CJ Lieberman
                                              ---------------------------------
                                              C.J. Lieberman, President

Attest:



/s/ Robert Silverman
---------------------------
Robert Silverman, Secretary